QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

PRESS RELEASE

Contact:	Robert E. Wheaton President, CEO Star Buffet, Inc. (480) 425-0397

FOR IMMEDIATE RELEASE: Tuesday, February 1, 2005

STAR BUFFET, INC.
ANNOUNCES STRATEGIC ALLIANCE WITH K-BOB'S USA INC.

        SALT LAKE CITY, UT—February 1, 2005—Star Buffet, Inc. (NASDAQ: STRZ) announced today that it has entered into a strategic alliance with K-BOB'S USA Inc. and K-BOB'S related affiliates.

        In accordance with terms of the strategic alliance, Star Buffet will lend K-BOB'S $1.5 million on a long-term basis. In exchange, K-BOB'S will grant Star Buffet an option to purchase as many as five corporate owned and operated K-BOB'S restaurants located in New Mexico and Texas, as well as rights to develop K-BOB'S in other areas in the United States.

        K-BOB'S was started in Clovis, New Mexico in 1966. The company currently operates twenty-three (23) franchised and corporate owned restaurants in Texas, New Mexico, western Oklahoma and southern Colorado. K-BOB'S menu consists of traditional American favorites and each restaurant features a twenty-five foot trademarked Salad Wagon. Ed Tinsley, III is K-BOB'S president and CEO.

        "This strategic alliance is consistent with our stated objective of investing in well-established brands within the family dining segment of the restaurant industry", stated Robert E. Wheaton, chairman and president of Star Buffet. "We are delighted to have the opportunity to work with Ed Tinsley and be a part of the K-BOB'S restaurant franchise system."

Safe Harbor Statement

        Statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, and actual results could vary materially from the descriptions contained herein due to many factors, including, but not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, the results of financing efforts, implementation of the Company's acquisition and strategic alliance strategy, the effect of the Company's accounting policies and other risks detailed in the Company's Form 10-K for its fiscal year ended January 26, 2004, and other filings with the Securities and Exchange Commission. Copies of all of the Company's filings with the SEC are available to the public on the SEC's web site at http://www.sec.gov. The Company undertakes no obligation to update any forward-looking statements.

About Star Buffet

        Star Buffet is a multi-concept restaurant operator. As of February 1, 2005 Star Buffet, through its subsidiaries, operates 14 franchised HomeTown Buffet restaurants, seven JB's restaurants, five BuddyFreddys restaurants, two JJ North's Country Buffet restaurants, two Casa Bonita Mexican theme restaurants and two Holiday House restaurants.

—end—

QuickLinks

STAR BUFFET, INC. ANNOUNCES STRATEGIC ALLIANCE WITH K-BOB'S USA INC.